Exhibit 99.1

Southern First Reports Results for 2023

Greenville, South Carolina, January 18, 2024 – Southern First Bancshares, Inc. (NASDAQ: SFST), holding company for Southern First Bank, today announced its financial results for the three and twelve months ended December 31, 2023.

“We are pleased with our fourth quarter results as we saw further growth in book value, stability in net interest margin and strong credit quality,” stated Art Seaver, the Company’s Chief Executive Officer. “We are beginning 2024 with excellent momentum and a proven ability to grow organic and high quality client relationships in every market we serve.”

2023 Fourth Quarter Highlights

•	Net income was $4.2 million and diluted earnings per common share were $0.51 for Q4 2023
•	Book value per common share increased to $38.63 at Q4 2023, or 5%, over Q4 2022
•	Total loans increased 5% (annualized) to $3.6 billion at Q4 2023, compared to Q3 2023 and increased 10%, from $3.3 billion at Q4 2022
•	Credit quality remains strong with nonperforming assets to total assets of 0.10% and past due loans to total loans of 0.37% at Q4 2023
•	Total deposits increased to $3.4 billion at Q4 2023, compared to $3.3 billion at Q3 2023 and increased 8% from Q4 2022
•	Net interest margin was 1.92% for Q4 2023, compared to 1.97% for Q3 2023 and 2.88% for Q4 2022
	Quarter Ended
	December 31	September 30	June 30	March 31	December 31
	2023	2023	2023	2023	2022
Earnings ($ in thousands, except per share data):
Net income available to common shareholders	$4,167	4,098	2,458	2,703	5,492
Earnings per common share, diluted	0.51	0.51	0.31	0.33	0.68
Total revenue(1)	21,390	22,094	21,561	22,468	25,826
Net interest margin (tax-equivalent)(2)	1.92%	1.97%	2.05%	2.36%	2.88%
Return on average assets(3)	0.40%	0.40%	0.26%	0.30%	0.63%
Return on average equity(3)	5.39%	5.35%	3.27%	3.67%	7.44%
Efficiency ratio(4)	79.61%	78.31%	80.67%	76.12%	63.55%
Noninterest expense to average assets (3)	1.64%	1.69%	1.82%	1.89%	1.87%
Balance Sheet ($ in thousands):
Total loans(5)	$3,602,627	3,553,632	3,537,616	3,417,945	3,273,363
Total deposits	3,379,564	3,347,771	3,433,018	3,426,774	3,133,864
Core deposits(6)	2,811,499	2,866,574	2,880,507	2,946,567	2,759,112
Total assets	4,055,789	4,019,957	4,002,107	3,938,140	3,691,981
Book value per common share	38.63	37.57	37.42	37.16	36.76
Loans to deposits	106.60%	106.15%	103.05%	99.74%	104.45%
Holding Company Capital Ratios(7):
Total risk-based capital ratio	12.56%	12.56%	12.40%	12.67%	12.91%
Tier 1 risk-based capital ratio	10.59%	10.58%	10.42%	10.66%	10.88%
Leverage ratio	8.14%	8.17%	8.48%	8.80%	9.17%
Common equity tier 1 ratio(8)	10.18%	10.17%	10.00%	10.23%	10.44%
Tangible common equity(9)	7.70%	7.56%	7.53%	7.60%	7.98%
Asset Quality Ratios:
Nonperforming assets/ total assets	0.10%	0.11%	0.08%	0.12%	0.07%
Classified assets/tier one capital plus allowance for credit losses	4.25%	4.72%	4.68%	5.10%	4.71%
Loans 30 days or more past due/ loans(5)	0.37%	0.13%	0.07%	0.11%	0.11%
Net charge-offs (recoveries)/average loans(5) (YTD annualized)	0.00%	0.01%	0.03%	0.01%	(0.05%)
Allowance for credit losses/loans(5)	1.13%	1.16%	1.16%	1.18%	1.18%
Allowance for credit losses/nonaccrual loans	1,026.58%	953.25%	1,363.11%	854.33%	1,470.74%

[Footnotes to table located on page 6]

income statements – Unaudited

	Quarter Ended					Twelve Months Ended
	Dec 31	Sept 30	Jun 30	Mar 31	Dec 31	December 31
(in thousands, except per share data)	2023	2023	2023	2023	2022	2023	2022
Interest income
Loans	$44,758	43,542	41,089	36,748	33,939	166,137	114,233
Investment securities	1,674	1,470	706	613	562	4,463	1,990
Federal funds sold	2,703	2,435	891	969	525	6,998	1,439
Total interest income	49,135	47,447	42,686	38,330	35,026	177,598	117,662
Interest expense
Deposits	27,127	25,130	25,937	17,179	10,329	91,373	18,102
Borrowings	2,948	2,972	1,924	727	578	8,571	1,939
Total interest expense	30,075	28,102	23,861	17,906	10,907	99,944	20,041
Net interest income	19,060	19,345	18,825	20,424	24,119	77,654	97,621
Provision (reversal) for credit losses	(975)	(500)	910	1,825	2,325	1,260	6,155
Net interest income after provision for credit losses	20,035	19,845	17,915	18,599	21,794	76,394	91,466
Noninterest income
Mortgage banking income	868	1,208	1,337	622	291	4,036	4,198
Service fees on deposit accounts	371	356	331	325	187	1,382	782
ATM and debit card income	565	588	536	555	575	2,245	2,225
Income from bank owned life insurance	361	349	338	332	344	1,379	1,289
Loss on disposal of fixed assets	-	-	-	-	-	-	(394)
Other income	165	248	194	210	310	818	1,480
Total noninterest income	2,330	2,749	2,736	2,044	1,707	9,860	9,580
Noninterest expense
Compensation and benefits	9,401	10,231	10,287	10,356	9,576	40,275	38,790
Occupancy	2,718	2,562	2,518	2,457	2,666	10,255	9,105
Other real estate owned expenses	-	-	-	-	-	-	-
Outside service and data processing costs	2,000	1,744	1,705	1,629	1,521	7,078	6,112
Insurance	937	1,243	897	689	551	3,766	1,686
Professional fees	581	504	751	660	788	2,496	2,635
Marketing	364	293	335	366	282	1,357	1,216
Other	1,027	725	900	947	1,029	3,600	3,389
Total noninterest expenses	17,028	17,302	17,393	17,104	16,413	68,827	62,933
Income before provision for income taxes	5,337	5,293	3,258	3,539	7,088	17,427	38,113
Income tax expense	1,170	1,195	800	836	1,596	4,001	8,998
Net income available to common shareholders	$4,167	4,098	2,458	2,703	5,492	13,426	29,115

Earnings per common share – Basic	$0.51	0.51	0.31	0.34	0.69	1.67	3.66
Earnings per common share – Diluted	0.51	0.51	0.31	0.33	0.68	1.66	3.61
Basic weighted average common shares	8,056	8,053	8,051	8,026	7,971	8,047	7,958
Diluted weighted average common shares	8,080	8,072	8,069	8,092	8,071	8,078	8,072

[Footnotes to table located on page 6]

Net income for the fourth quarter of 2023 was $4.2 million, or $0.51 per diluted share, a $69 thousand increase from the third quarter of 2023 and a $1.3 million decrease from the fourth quarter of 2022. Net interest income decreased $285 thousand during the fourth quarter of 2023, compared to the third quarter of 2023, and decreased $5.1 million, compared to the fourth quarter of 2022. The decrease in net interest income from the prior quarter and prior year was primarily driven by an increase in interest expense on deposit accounts as deposit costs continued to reprice in relation to the Federal Reserve’s 525-basis point interest rate hikes over the past two years.

There was a reversal of the provision for credit losses of $975 thousand for the fourth quarter of 2023, compared to a reversal of $500 thousand during the third quarter of 2023 and a provision of $2.3 million during the fourth quarter of 2022. The provision reversal during the fourth quarter of 2023 includes a $640 thousand reversal of the provision for credit losses and a $335 thousand reversal of the reserve for unfunded commitments. The reversal of the provision for credit losses was driven by lower expected loss rates, while the reversal of the reserve for unfunded commitments was driven by a decrease in the balance of unfunded commitments at December 31, 2023, compared to the previous quarter and year.

Noninterest income was $2.3 million for the fourth quarter of 2023, compared to $2.7 million for the third quarter of 2023, and $1.7 million for the fourth quarter of 2022. Mortgage banking income continues to be the largest component of our noninterest income at $868 thousand for the fourth quarter of 2023, $1.2 million for the third quarter of 2023, and $291 thousand for the fourth quarter of 2022.

Noninterest expense for the fourth quarter of 2023 was $17.0 million, a $274 thousand decrease from the third quarter of 2023, and a $615 thousand increase from the fourth quarter of 2022. The decrease in noninterest expense from the previous quarter was driven by a decrease in compensation and benefits expense, while the increase from the prior year related primarily to increases in outside service and data processing costs and insurance expenses. The decrease in compensation and benefits expenses during the current quarter was due primarily to lower bonus and commissions expenses, combined with a decrease in various benefit-related expenses. In addition, the increase in outside service and data processing costs from the prior quarter and prior year was driven by an increase in software licensing and maintenance costs, while insurance costs increased over the prior year due to higher FDIC insurance premiums.

Our effective tax rate was 21.9% for the fourth quarter of 2023, 22.6% for the third quarter of 2023, and 22.5% for the fourth quarter of 2022. The lower tax rate in the fourth quarter of 2023 as compared to the prior quarter and prior year relates primarily to the effect of equity compensation transactions and return to provision differences on our tax rate during the quarter.

Net interest income and margin - Unaudited

				For the Three Months Ended
	December 31, 2023			September 30, 2023			December 31,2022
(dollars in thousands)	Average Balance	Income/ Expense	Yield/ Rate(3)	Average Balance	Income/ Expense	Yield/ Rate(3)	Average Balance	Income/ Expense	Yield/ Rate(3)
Interest-earning assets
Federal funds sold and interest-bearing deposits	$197,482	$2,703	5.43%	$181,784	$2,435	5.31%	$60,176	$525	3.46%
Investment securities, taxable	151,969	1,632	4.26%	148,239	1,429	3.82%	86,594	515	2.36%
Investment securities, nontaxable(2)	7,831	55	2.76%	7,799	55	2.77%	9,987	61	2.42%
Loans(10)	3,586,863	44,758	4.95%	3,554,478	43,542	4.86%	3,165,061	33,939	4.25%
Total interest-earning assets	3,944,145	49,148	4.94%	3,892,300	47,461	4.84%	3,321,818	35,040	4.18%
Noninterest-earning assets	174,717			159,103			162,924
Total assets	$4,118,862			$4,051,403			$3,484,742
Interest-bearing liabilities
NOW accounts	$301,424	656	0.86%	$297,028	620	0.83%	$343,541	379	0.44%
Savings & money market	1,697,144	17,042	3.98%	1,748,638	16,908	3.84%	1,529,532	7,657	1.99%
Time deposits	759,839	9,429	4.92%	648,949	7,602	4.65%	405,907	2,293	2.24%
Total interest-bearing deposits	2,758,407	27,127	3.90%	2,694,615	25,130	3.70%	2,278,980	10,329	1.80%
FHLB advances and other borrowings	257,880	2,387	3.67%	264,141	2,414	3.63%	7,594	81	4.23%
Subordinated debentures	36,305	561	6.13%	36,278	558	6.10%	36,197	497	5.45%
Total interest-bearing liabilities	3,052,592	30,075	3.91%	2,995,034	28,102	3.72%	2,322,771	10,907	1.86%
Noninterest-bearing liabilities	759,413			752,433			869,314
Shareholders’ equity	306,857			303,936			292,657
Total liabilities and shareholders’ equity	$4,118,862			$4,051,403			$3,484,742
Net interest spread			1.04%			1.12%			2.32%
Net interest income (tax equivalent) / margin		$19,073	1.92%		$19,359	1.97%		$24,133	2.88%
Less:tax-equivalent adjustment(2)		13			14			14
Net interest income		$19,060			$19,345			$24,119

[Footnotes to table located on page 6]

Net interest income was $19.1 million for the fourth quarter of 2023, a $285 thousand decrease from the third quarter of 2023, driven by a $2.0 million increase in interest expense, partially offset by a $1.7 million increase in interest income, on a tax-equivalent basis. The increase in interest expense was driven by a $57.6 million increase in average interest-bearing liabilities at an average cost of 3.91%, a 19-basis points increase over the previous quarter, partially offset by a $51.8 million increase in average interest-earning assets at an average rate of 4.94%, an increase of 10-basis points from the third quarter of 2023. In comparison to the fourth quarter of 2022, net interest income decreased $5.1 million, resulting primarily from a $729.8 million increase in average interest-bearing liabilities during the 12 months ended December 31, 2023, combined with a 205-basis point increase in the average cost. Our net interest margin, on a tax-equivalent basis, was 1.92% for the fourth quarter of 2023, a 5-basis point decrease from 1.97% for the third quarter of 2023 and a 96-basis point decrease from 2.88% for the fourth quarter of 2022. As a result of the significant increase in the federal funds rate over the past two years, the rates on our non-maturity deposits have increased and continue to increase more quickly than the yield on our interest-earning assets, resulting in the lower net interest margin during the fourth quarter of 2023.

Balance sheets - Unaudited

	Ending Balance
	December 31	September 30	June 30	March 31	December 31
(in thousands, except per share data)	2023	2023	2023	2023	2022
Assets
Cash and cash equivalents:
Cash and due from banks	$28,020	17,395	24,742	22,213	18,788
Federal funds sold	119,349	127,714	170,145	242,642	101,277
Interest-bearing deposits with banks	8,801	7,283	10,183	7,350	50,809
Total cash and cash equivalents	156,170	152,392	205,070	272,205	170,874
Investment securities:
Investment securities available for sale	134,702	144,035	91,548	94,036	93,347
Other investments	19,939	19,600	12,550	10,097	10,833
Total investment securities	154,641	163,635	104,098	104,133	104,180
Mortgage loans held for sale	7,194	7,117	15,781	6,979	3,917
Loans (5)	3,602,627	3,553,632	3,537,616	3,417,945	3,273,363
Less allowance for credit losses	(40,682)	(41,131)	(41,105)	(40,435)	(38,639)
Loans, net	3,561,945	3,512,501	3,496,511	3,377,510	3,234,724
Bank owned life insurance	52,501	52,140	51,791	51,453	51,122
Property and equipment, net	94,301	95,743	96,964	97,806	99,183
Deferred income taxes	12,200	13,078	12,356	12,087	12,522
Other assets	16,837	23,351	19,536	15,967	15,459
Total assets	$4,055,789	4,019,957	4,002,107	3,938,140	3,691,981
Liabilities
Deposits	$3,379,564	3,347,771	3,433,018	3,426,774	3,133,864
FHLB Advances	275,000	275,000	180,000	125,000	175,000
Subordinated debentures	36,322	36,295	36,268	36,241	36,214
Other liabilities	52,436	56,993	51,307	50,775	52,391
Total liabilities	3,743,322	3,716,059	3,700,593	3,638,790	3,397,469
Shareholders’ equity
Preferred stock - $.01 par value; 10,000,000 shares authorized	-	-	-	-	-
Common Stock - $.01 par value; 10,000,000 shares authorized	81	81	81	80	80
Nonvested restricted stock	(3,596)	(4,065)	(4,051)	(4,462)	(3,306)
Additional paid-in capital	121,777	121,757	120,912	120,683	119,027
Accumulated other comprehensive loss	(11,342)	(15,255)	(12,710)	(11,775)	(13,410)
Retained earnings	205,547	201,380	197,282	194,824	192,121
Total shareholders’ equity	312,467	303,898	301,514	299,350	294,512
Total liabilities and shareholders’ equity	$4,055,789	4,019,957	4,002,107	3,938,140	3,691,981
Common Stock
Book value per common share	$38.63	37.57	37.42	37.16	36.76
Stock price:
High	37.15	30.18	31.34	45.05	49.50
Low	25.16	24.22	21.33	30.70	41.46
Period end	37.10	26.94	24.75	30.70	45.75
Common shares outstanding	8,088	8,089	8,058	8,048	8,011

[Footnotes to table located on page 6]

Asset quality measures - Unaudited

	Quarter Ended
	December 31	September 30	June 30	March 31	December 31
(dollars in thousands)	2023	2023	2023	2023	2022
Nonperforming Assets
Commercial
Non-owner occupied RE	$1,423	1,615	754	1,384	247
Commercial business	319	404	137	1,196	182
Consumer
Real estate	985	1,228	1,053	1,075	1,099
Home equity	1,236	1,068	1,072	1,078	1,099
Total nonaccrual loans	3,963	4,315	3,016	4,733	2,627
Other real estate owned	-	-	-	-	-
Total nonperforming assets	$3,963	4,315	3,016	4,733	2,627
Nonperforming assets as a percentage of:
Total assets	0.10%	0.11%	0.08%	0.12%	0.07%
Total loans	0.11%	0.12%	0.09%	0.14%	0.08%
Classified assets/tier 1 capital plus allowance for credit losses	4.25%	4.72%	4.68%	5.10%	4.71%

	Quarter Ended
	December 31	September 30	June 30	March 31	December 31
(dollars in thousands)	2023	2023	2023	2023	2022
Allowance for Credit Losses
Balance, beginning of period	$41,131	41,105	40,435	38,639	36,317
Loans charged-off	(119)	(42)	(440)	(161)	-
Recoveries of loans previously charged-off	310	168	15	102	22
Net loans (charged-off) recovered	191	126	(425)	(59)	22
Provision for (reversal of) credit losses	(640)	(100)	1,095	1,855	2,300
Balance, end of period	$40,682	41,131	41,105	40,435	38,639
Allowance for credit losses to gross loans	1.13%	1.16%	1.16%	1.18%	1.18%
Allowance for credit losses to nonaccrual loans	1,026.58%	953.25%	1,363.11%	854.33%	1,470.74%
Net charge-offs (recoveries) to average loans QTD (annualized)	(0.02%)	(0.01%)	0.05%	0.01%	0.00%

Total nonperforming assets decreased by $352 thousand during the fourth quarter of 2023, and represented 0.10% of total assets, a decrease compared to 0.11% for the third quarter of 2023 and an increase compared to 0.07% for the fourth quarter of 2022. While we added two new relationships to nonaccrual during the fourth quarter of 2023, there were also three relationships either returned to accrual status or paid off during the quarter. In addition, our classified asset ratio decreased to 4.25% for the fourth quarter of 2023 from 4.72% in the third quarter of 2023 and from 4.71% in the fourth quarter of 2022.

At December 31, 2023, the allowance for credit losses was $40.7 million, or 1.13% of total loans, compared to $41.1 million, or 1.16% of total loans at September 30, 2023, and $38.6 million, or 1.18% of total loans, at December 31, 2022. We had net recoveries of $191 thousand, or 0.02% annualized, for the fourth quarter of 2023, compared to net recoveries of $126 thousand for the third quarter of 2023 and net recoveries of $22 thousand for the fourth quarter of 2022. There was a reversal of the provision for credit losses of $640 thousand for the fourth quarter of 2023, compared to a reversal of $100 thousand for the third quarter of 2023 and a provision of $2.3 million for the fourth quarter of 2022. The provision reversal was driven by lower expected loss rates resulting from low charge-offs during the quarter and year, combined with a lower specific reserve for individually assessed loans during the current quarter as several loans were paid off or returned to accruing status.

LOAN COMPOSITION - Unaudited

	Quarter Ended
	December 31	September 30	June 30	March 31	December 31
(dollars in thousands)	2023	2023	2023	2023	2022
Commercial
Owner occupied RE	$631,657	637,038	613,874	615,094	612,901
Non-owner occupied RE	942,529	937,749	951,536	928,059	862,579
Construction	150,680	119,629	115,798	94,641	109,726
Business	500,161	500,253	511,719	495,161	468,112
Total commercial loans	2,225,027	2,194,669	2,192,927	2,132,955	2,053,318
Consumer
Real estate	1,082,429	1,074,679	1,047,904	993,258	931,278
Home equity	183,004	180,856	185,584	180,974	179,300
Construction	63,348	54,210	61,044	71,137	80,415
Other	48,819	49,218	50,157	39,621	29,052
Total consumer loans	1,377,600	1,358,963	1,344,689	1,284,990	1,220,045
Total gross loans, net of deferred fees	3,602,627	3,553,632	3,537,616	3,417,945	3,273,363
Less—allowance for credit losses	(40,682)	(41,131)	(41,105)	(40,435)	(38,639)
Total loans, net	$3,561,945	3,512,501	3,496,511	3,377,510	3,234,724

DEPOSIT COMPOSITION - Unaudited

	Quarter Ended
	December 31	September 30	June 30	March 31	December 31
(dollars in thousands)	2023	2023	2023	2023	2022
Non-interest bearing	$674,167	675,409	698,084	740,534	804,115
Interest bearing:
NOW accounts	310,218	306,667	308,762	303,743	318,030
Money market accounts	1,605,278	1,685,736	1,692,900	1,748,562	1,506,418
Savings	31,669	34,737	36,243	39,706	40,673
Time, less than $250,000	190,167	125,506	114,691	106,679	89,877
Time and out-of-market deposits, $250,000 and over	568,065	519,716	582,338	487,550	374,751
Total deposits	$3,379,564	3,347,771	3,433,018	3,426,774	3,133,864

Footnotes to tables:

(1) Total revenue is the sum of net interest income and noninterest income.

(2) The tax-equivalent adjustment to net interest income adjusts the yield for assets earning tax-exempt income to a comparable yield on a taxable basis.

(3) Annualized for the respective three-month period.

(4) Noninterest expense divided by the sum of net interest income and noninterest income.

(5) Excludes mortgage loans held for sale.

(6) Excludes out of market deposits and time deposits greater than $250,000 totaling $568,065,000.

(7) December 31, 2023 ratios are preliminary.

(8) The common equity tier 1 ratio is calculated as the sum of common equity divided by risk-weighted assets.

(9) The tangible common equity ratio is calculated as total equity less preferred stock divided by total assets.

(10) Includes mortgage loans held for sale.

About Southern First Bancshares

Southern First Bancshares, Inc., Greenville, South Carolina is a registered bank holding company incorporated under the laws of South Carolina. The company’s wholly owned subsidiary, Southern First Bank, is the second largest bank headquartered in South Carolina. Southern First Bank has been providing financial services since 1999 and now operates in 12 locations in the Greenville, Columbia, and Charleston markets of South Carolina as well as the Charlotte, Triangle and Triad regions of North Carolina and Atlanta, Georgia. Southern First Bancshares has consolidated assets of approximately $4.1 billion and its common stock is traded on The NASDAQ Global Market under the symbol “SFST.”  More information can be found at www.southernfirst.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain “forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are identified by words such as “believe,” “expect,” “anticipate,” “estimate,” “preliminary”, “intend,” “plan,” “target,” “continue,” “lasting,” and “project,” as well as similar expressions. Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which the company conducts operations may be different than expected; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for credit loss, the rates of loan and deposit growth as well as pricing of each product, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, including, but not limited to, changes affecting oversight of the financial services industry or consumer protection; (5) the impact of changes to Congress on the regulatory landscape and capital markets; (6) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could continue to have a negative impact on the company; (7) changes in interest rates, which may continue to affect the company’s net income, interest expense, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of the company’s assets, including its investment securities; (8) elevated inflation which may cause adverse risk to the overall economy, and could indirectly pose challenges to our clients and to our business; (9) any increase in FDIC assessments which have increased and may continue to increase our cost of doing business; and (10) changes in accounting principles, policies, practices, or guidelines.  Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).  All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

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ART SEAVER 864-679-9010

WEB SITE: www.southernfirst.com